Section 1350 Certification

      I, Shaun O'Brien, the Chief Financial Officer of CIS Investments, Inc. ("CISI"), the General Partner of IDS Managed Futures II, L.P.(the "Partnership"), and I, James A. Davison, the Chairman and Chief Executive Officer of CISI, certify that (i) the attached 10-Q fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and (ii) the information contained in the attached Form 10-Q fairly presents, in all material respects, the financial condition and results of operations of the Partnership.

James A. Davison Chairman and Chief Executive Officert CIS Investments, Inc. May 17, 2004	Shaun D. O'Brien Chief Financial Officer CIS Investments, Inc. May 17, 2004